Exhibit 99.1

FOR IMMEDIATE RELEASE March 24, 2011

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Fourth Quarter and Full Year 2010 Results

CARLSBAD, Calif., March 24/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the fourth quarter and fiscal year ended December 31, 2010.

“We continue to make progress on our key initiatives designed to meet two core strategic objectives: create compelling, addictive and contagious game experiences and to translate the player experiences into real value for subscribing clients. We believe these initiatives once fully executed will ultimately increase our customer retention rates.  In the short term, however, we have only nominally improved our quarter over quarter churn rate.  With that said, we were able to operate on a more profitable basis the second half of the year and generate cash during the year.  We feel confident in our ability to invest that cash in the business in ways that will improve the Buzztime experience so that our active player base increases and our customer venues will increasingly recognize the value of Buzztime in their establishments,” said NTN Buzztime’s CEO Michael Bush.

Results for the Fourth Quarter Ended December 31, 2010

Revenues for the fourth quarter of 2010 were $6.3 million, compared to revenues of $6.6 million for the same period of 2009.  The 4.1% decrease in sales was largely the result of lower site count in the fourth quarter of 2010 than in the comparable 2009 period.

The Company ended the fourth quarter of 2010 with 3,925 subscribing venues, compared to 4,016 at December 31, 2009, a decrease of 2.3%.  During the fourth quarter of 2010, installations were lower at 223 compared with 301 in the same quarter last year and terminations were down to 313 compared to 336.  Customer churn was 7.9% for the quarter down from 8.3% in the prior year period.

Total site counts and churn percentages	Q4 2010	Q4 2009	Decrease
Site Count – Beginning of Quarter	4,015	4,051	(36)
Q4 Installations	223	301	(78)
Q4Terminations	(313)	(336)	(23)
Site Count - End of Quarter	3,925	4,016	(91)
Churn Percentage	7.9%	8.3%	(0.4)

Gross margin as a percentage of revenue improved to 76.8% in the fourth quarter of 2010, compared to 74.4% in the fourth quarter of 2009, primarily due to a decrease in direct costs from communications expense as the Company completed the conversion of customers from satellite to broadband, offset by an increase in depreciation and amortization expense resulting from increased equipment purchases to support new customers.

Selling, general and administrative expenses for the quarter declined by approximately $0.4 million, or 9.1%, to $4.4 million from $4.9 million a year ago. The improvement was attributable to several factors:  decreased professional fees resulting from less consulting expense and legal fees related to the asset acquisitions in 2009; decreased selling and marketing expense due to reduced trade show attendance and market research costs; decreased facilities expense due to reduced rent and other occupancy related costs; and a decrease in bad debt expense due to improved collection experience.

Net profit for the fourth quarter of 2010 was $0.3 million, or $0.01 per share, compared to a net loss of $0.2 million or $0.00 per share in the same period a year ago.

Results for the Fiscal Year Ended December 31, 2010

Revenues from continuing operations were $25.3 million for the fiscal year ended December 31, 2010, compared to revenue of $25.8 million for the prior year. Net loss from continuing operations was $0.4 million, compared to a net loss from continuing operations of $1.5 million a year ago.

For the full year of 2010, installations were down approximately 15% while terminations were up approximately 18% compared with the full year of 2009.  Customer churn was 28.8% for 2010, up from 25.0% in the prior year.

Total site counts and churn percentages	FY 2010	FY 2009	Increase Decrease
Site Count – Beginning of Year	4,016	3,746	270
Installations	1,053	1,239	(186)
Terminations	(1,144)	(969)	175
Site Count - End of Year	3,925	4,016	(91)
Churn Percentage	28.8%	25.0%	3.8

Gross margin as a percentage of revenue improved to 76.0% in 2010 from 75.0% in fiscal year 2009.

Selling, general and administrative expenses declined $1.1 million, or 5.6%, to $18.9 million in 2010 from $20.0 million in the prior year. The decrease was due to several factors, primarily decreased professional fees of $0.5 resulting from less consulting expense, legal fees related to the asset acquisitions in 2009 and lower auditing fees; decreased selling and marketing expense of $0.3 million due to reduced trade show attendance and market research costs; decreased facilities expense of $0.3 million due to reduced rent, maintenance and telephone costs; and a decrease of $0.1 million in I-AM TV transition related expenses including the shipping costs associated with the acquired assets.  The decrease was offset by increased personnel and related expenses of $0.3 million resulting from increased headcount, health insurance expenses, temporary labor, stock compensation and annual merit increases.

Conference Call

Management will review these results in a conference call today, March 24, 2011, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271 if calling from the United States or Canada, or (954) 320-7648 if calling internationally, and use passcode 52552348. Please dial in several minutes prior to the start time for registration purposes.

A replay will be available until March 31, 2011, which can be accessed by dialing (800) 642-1687 if calling from the United States or Canada or (706) 645-9291 if calling internationally. Please use passcode 52552348 to access the replay.  The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 1,500,000 registered consumers and more than 50,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition.   With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about investing cash, improving user experience, increasing benefits of Buzztime’s system, new customers and visitors, length of visits, added value and number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, the impact of competitive products and pricing, failure of customer and/or player demand, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships, and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value amount)

	December 31,
ASSETS	2010	2009
Current Assets:
Cash and cash equivalents	$3,906	$3,637
Accounts receivable, net	549	606
Investment available-for-sale	184	180
Prepaid expenses and other current assets	588	634
Total current assets	5,227	5,057
Broadcast equipment and fixed assets, net	3,638	3,809
Software development costs, net	1,094	1,374
Deferred costs	839	1,080
Goodwill	1,261	1,202
Intangible assets, net	1,025	1,585
Other assets	41	190
Total assets	$13,125	$14,297

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$423	$422
Accrued compensation	628	1,075
Accrued expenses	451	788
Sales taxes payable	856	855
Income taxes payable	8	—
Obligations under capital leases—current portion	376	300
Deferred revenue	520	523
Other current liabilities	74	294
Total current liabilities	3,336	4,257
Sales taxes payable, excluding current portion	—	128
Obligations under capital leases, excluding current portion	105	173
Deferred revenue, excluding current portion	124	82
Other liabilities	99	239
Total liabilities	3,664	4,879
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000 shares authorized; 60,751 and 60,359 shares issued and outstanding at December 31, 2010 and 2009, respectively	304	302
Treasury stock, at cost, 503 shares at December 31, 2010 and 2009	(456)	(456)
Additional paid-in capital	116,114	115,740
Accumulated deficit	(107,284)	(106,868)
Accumulated other comprehensive income	782	699
Total shareholders’ equity	9,461	9,418
Total liabilities and shareholders’ equity	$13,125	$14,297

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues	$6,342	$6,616	$25,309	$25,814

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,474	1,691	6,063	6,460
Selling, general and administrative	4,425	4,866	18,906	20,031
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	157	163	665	919
Total operating expenses	6,056	6,720	25,634	27,410

Operating income (loss)	286	(104)	(325)	(1,596)
Other income (expense):
Interest income	1	1	3	$72
Interest expense	(20)	(31)	(101)	(66)
Other income	59	29	65	184
Total other income (expense)	40	(1)	(33)	190
Income (loss) before income taxes	326	(105)	(358)	(1,406)
Provision for income taxes	(4)	(91)	(42)	(95)
Net income (loss)	$322	$(196)	(400)	$(1,501)

Net income (loss) per common share – basic	$0.01	$0.00	$(0.01)	$(0.03)
Net income (loss) per common share – diluted	$0.01	$0.00	$(0.01)	$(0.03)

Weighted average shares outstanding - basic	60,248	59,850	60,134	58,188
Weighted average shares outstanding - diluted	60,746	59,850	60,134	58,188

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA *
(Unaudited)
(In thousands)

	Twelve months ended December 31,
	2010	2009
Cash flows provided by operating activities:
Net loss	$(400)	$(1,501)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,203	3,193
Provision for doubtful accounts	191	227
Gain on contract termination	(11)	—
Stock-based compensation	299	180
Loss from disposition of equipment and capitalized software	270	267
Changes in assets and liabilities:
Accounts receivable	(131)	(181)
Prepaid expenses and other assets	41	95
Accounts payable and accrued liabilities	(1,082)	139
Income taxes payable	169	(161)
Deferred costs	244	393
Deferred revenue	38	(148)
Net cash provided by operating activities	2,831	2,503
Cash flows used in investing activities:
Capital expenditures	(1,323)	(1,910)
Software development expenditures	(845)	(1,138)
Deposits on capital expenditures	—	(28)
Trademark license	(35)	(94)
Net cash used in investing activities	(2,203)	(3,170)
Cash flows (used in) provided by financing activities:
Principal payments on capital leases	(425)	(155)
Proceeds from exercise of stock options	61	28
Proceeds from sale of common stock	—	750
Net cash (used in) provided by financing activities	(364)	623
Net increase (decrease) in cash and cash equivalents	264	(44)

Effect of exchange rate on cash	5	319

Cash and cash equivalents at beginning of period	3,637	3,362

Cash and cash equivalents at end of period	$3,906	$3,637